Exhibit 99.1

Indiana Governor’s Bill Signing Ceremony Recognizes the Role of Meth-Resistant Technology in Stemming State Meth Problem

Indiana-based Acura Pharmaceuticals Commends Law Providing Pharmacists Additional Tools to Address Meth Production and Abuse

CULVER, Indiana, April 28, 2016 – Acura Pharmaceuticals, Inc. (NASDAQ: ACUR), a specialty pharmaceutical company innovating abuse deterrent drugs, announced that, today, Indiana Governor Mike Pence will formally sign legislation designed to address and slow the “home-grown” meth problem in Indiana. The new law, known as Senate Enrolled Act 80, requires state pharmacists to use professional discretion when selling pseudoephedrine-based cold and allergy products, including encouraging the use of new meth-resistant formulations, in an effort to help reduce local methamphetamine production. The law requires rule and policy making by the Indiana Board of Pharmacy, including the determination of products that are meth-resistant. Upon enactment, pharmacists who do not have a relationship with a customer may, at their discretion after consultation with the customer, sell only a methamphetamine-resistant pseudoephedrine product such as Nexafed®, or a minimal supply of a traditional pseudoephedrine product. The new bill will go into effect on July 1, 2016 and will be signed at Webb’s Family Pharmacy in Rochester, Ind.

Courtney Hunter, Director of Advocacy, Partnership for Drug-Free Kids, said, “The production and abuse of crystal methamphetamine continues to be one of the most devastating drug issues on the community level. The legislation signed today by Governor Pence represents an important step taken by Indiana’s lawmakers to curtail the domestic production of meth. As an organization committed to reducing substance abuse among adolescents, we applaud the efforts of those involved in passing this meaningful legislation.”

“Acura Pharmaceuticals is pleased that Governor Pence and the Indiana legislature have recognized the value of meth-resistant, abuse deterrent products in this law and understand that these products are part of the solution to community-based meth production,” said Robert B. Jones, President and CEO of Acura. “Our Nexafed® formulation dramatically reduces the ability to manufacture meth from the product, while providing customers with the identical therapeutic effect of traditional pseudoephedrine tablets. Areas, like the state of West Virginia, where a majority of pharmacies voluntarily adopted the exclusive use of meth-resistant single ingredient pseudoephedrine products have seen significant decreases in meth lab incidents, as documented by law enforcement. Indiana legislators recognize that pharmacists and retailers, given the right tools, can be effective in addressing methamphetamine abuse. It’s commendable Indiana enacted this law since many of those same retailers that voluntarily took action for West Virginia’s meth problem failed to protect Hoosiers by implementing similar policies here.”

“The legislation being signed today is a victory for legislators, pharmacists, customers and the entire state of Indiana,” said Harry Webb, owner of Webb’s Family Pharmacy, who played a central role in the bill’s development and counts today’s signing as a major victory. Last year, Webb led a coalition whose policies served as a pilot for the bill, showing that the law’s components indeed work. “It was a contentious process, but our state’s leadership was able to create a bill that allows pharmacists to treat our patients appropriately without requiring them to visit a doctor each time they need cold and allergy relief. Importantly, pharmacists are on the front line in the battle against meth production and abuse. This legislation enhances pharmacists’ role as health care providers, and now we have a strategy and the tools that all pharmacists should embrace to take a proactive role in safe-guarding the communities we serve against the dangers of meth.”

Acura Pharmaceuticals is a specialty pharmaceutical company with its research and development facilities in Culver, Indiana, where its tamper-resistant products to combat medication abuse and misuse are developed.

About Acura Pharmaceuticals

Acura Pharmaceuticals, Inc. is a specialty pharmaceutical company dedicated to bringing safe and effective products intended to address medication abuse and misuse to market. Acura is committed to addressing the needs of local communities by investing in ongoing research and development to drive improvement in abuse-deterrence utilizing the Company’s proprietary AVERSION®, LIMITX® and IMPEDE® Technologies. For additional information, visit www.acurapharm.com.

Forward-Looking Statements

Certain statements in this Press Release constitute “forward looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance, or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Forward-looking statements may include, but are not limited to, whether the Indiana legislation will be approved by Indiana’s Governor; whether implementing regulations will designate Nexafed as a meth-resistant product under Indiana’s legislation; the timing of adoption and implementation of rule and policy making by the Indiana Board of Pharmacy; whether Indiana-based pharmacists will recommend Nexafed to their customers; and whether Nexafed will disrupt the processing of pseudoephedrine into meth or minimize meth lab incidents in Indiana. These statements reflect our current views with respect to future events and are based on assumptions and subject to risks and uncertainties. Given these uncertainties, you should not place undue reliance on these forward-looking statements. We discuss many of these risks in greater detail in our filings with the Securities and Exchange Commission.

Media Contact:

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